PLAN AND AGREEMENT OF DISTRIBUTION PURSUANT TO RULE 12B-1

      PLAN AND AGREEMENT made as of the 30th day of April, 1993, by and between INVESCO Income Funds, Inc., a Maryland corporation (hereinafter called the "Company"), and INVESCO FUNDS GROUP, Inc., a Delaware corporation ("INVESCO").

      WHEREAS, the Company engages in business as an open-end management investment company, and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

      WHEREAS, the Company desires to finance the distribution of the shares of each of its three classes or series of common stock, each of which represents an interest in a separate portfolio of investments, together with any additional such classes or series that may hereafter be offered to the public (individually, a "Fund" and collectively, the "Funds"), in accordance with this Plan and Agreement of Distribution pursuant to Rule 12b-1 under the Act (the "Plan and Agreement"); and

      WHEREAS, INVESCO desires to be retained to perform services in accordance with such Plan and Agreement and on said terms and conditions; and

      WHEREAS, this Plan and Agreement has been approved by a vote of the board of directors of the Company, including a majority of the directors who are not interested persons of the Company, as defined in the Act, and who have no direct or indirect financial interest in the operation of this Plan and Agreement (the "Disinterested Directors") cast in person at a meeting called for the purpose of voting on this Plan and Agreement;

      NOW, THEREFORE, the Company hereby adopts the Plan set forth herein and the Company and INVESCO hereby enter into this Agreement pursuant to the Plan in accordance with the requirements of Rule 12b-1 under the Act, and provide and agree as follows:

      1. The Plan is defined as those provisions of this document by which the Company adopts a Plan pursuant to Rule 12b-1 under the Act and authorizes payments as described herein. The Agreement is defined as those provisions of this document by which the Company retains INVESCO to provide distribution services beyond those required by the General Distribution Agreement between the parties, as are described herein. The Company may retain the Plan notwithstanding termination of the Agreement. Termination of the Plan will automatically terminate the Agreement. Each Fund is hereby authorized to utilize its assets to finance certain activities in connection with distribution of its shares.

      2. Subject to the supervision of the board of directors, the Company hereby retains INVESCO to promote the distribution of the shares of each of the Funds by providing services and engaging in activities beyond those specifically required by the Distribution Agreement between the Company and INVESCO and to provide related services. The activities and services to be provided by INVESCO hereunder shall include one or more of the following:
            (A) the payment of compensation (including trail commissions and incentive compensation) to securities dealers, financial

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            Institutions and other organizations which render distribution and administrative services in connection with the distribution of the shares of each of the Funds; (b) the printing and distribution of Reports and prospectuses for the use of potential investors in
            Each Fund; (c)  the preparing and distributing of sales literature;
            (d)   the providing of advertising and engaging in other
            promotional activities, including direct mail solicitation, and television, radio, newspaper and other media advertisements; and (e) the providing of such other services and activities as may from time to time be agreed upon by the Company. Such reports and prospectuses, sales literature, advertising and promotional activities and other services and activities may be prepared and/or conducted either by INVESCO's own staff or third parties.

      3. INVESCO hereby undertakes to use its best efforts to promote sales of shares of each of the Funds to investors by engaging in those activities specified in paragraph (2) above as may be necessary and as it from time to time believes will best further sales of such shares.

      4. Each Fund is hereby authorized to expend, out of its assets, on a monthly basis, and shall reimburse INVESCO to such extent, for INVESCO's actual direct expenditures incurred over a rolling twelve-month period in engaging in the activities and providing the services specified in paragraph (2) above, an amount computed at an annual rate of .25 of 1% of the average daily net assets of the Fund during the month. INVESCO shall not be entitled hereunder to reimbursement for overhead expenses (overhead expenses defined as customary overhead not including the costs of INVESCO's personnel whose primary responsibilities involve marketing of the INVESCO Funds). Payments by a Fund hereunder, for any month, may be made only with respect to expenditures incurred by INVESCO during the Rolling twelve-month period in which that month falls, and any expenditures incurred in excess of the limitation described above are not reimbursable. No payments will be made by the Company hereunder after the date of termination of the Plan and Agreement.

      5. To the extent that expenditures made by INVESCO out of its own resources to finance any activity primarily intended to result in the sale of shares of a Fund, pursuant to this Plan and Agreement or otherwise, may be deemed to constitute the indirect use of Fund assets, such indirect use of Fund assets is hereby authorized in addition to, and not in lieu of, any other payments authorized under this Plan and Agreement.

      6. The Treasurer of INVESCO shall provide and the board of directors of the Company shall review, at least quarterly, a written report of all amounts expended pursuant to the Plan and Agreement. Each such report shall itemize the purposes and the amounts of such actual expenses incurred for which reimbursement is being made, and shall itemize the direct expenditure of amounts by each Fund as authorized by the penultimate sentence of paragraph (4) above. Upon request, but no less frequently than annually, INVESCO shall provide to the

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            board of directors of the Company such information as may reasonably be required for it to review the continuing appropriateness of the Plan and Agreement.

      7. This Plan and Agreement shall each become effective as to each Fund as of the effective date of the reorganization of Financial Bond Shares, Inc. Into the Company. Thereafter, this Agreement shall continue in effect for an initial term expiring April 30, 1994, unless terminated as provided below. Thereafter, the Plan and Agreement shall continue in effect from year to year, provided that the continuance of each is approved at least annually by a vote of the board of directors of the Company, including a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such continuance. The Plan may be terminated at any time as to any Fund, without penalty, by the vote of a majority of the Disinterested Directors or by the vote of a majority of the outstanding voting securities of the Fund. INVESCO, or the Company, by vote of a majority of the outstanding voting securities of any Fund, may terminate the Agreement under this Plan as to such Fund, without penalty, upon 30 days' written notice to the other party. In the event that neither INVESCO nor any affiliate of INVESCO serves the Company as investment adviser, the agreement with INVESCO pursuant to this Plan shall terminate at such time. The board of directors may determine to approve a continuance of the Plan, but not a continuance of the Agreement, hereunder.

      8. So long as the Plan remains in effect, the selection and nomination of persons to serve as directors of the Company who are not "interested persons" of the Company shall be committed to the discretion of the directors then in office who are not "interested persons" of the Company. However, nothing contained herein shall prevent the participation of other persons in the selection and nomination process, provided that a final decision on any such selection or nomination is within the discretion of, and approved by, a majority of the directors of the Company then in office who are not "interested persons" of the Company.

      9. This Plan may not be amended to increase the amount to be spent by any fund hereunder without approval of a majority of the outstanding voting securities of that Fund. All material amendments to the Plan and to the Agreement must be approved by the vote of the board of directors of the Company, including a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such amendment.

      10. To the extent that this Plan and Agreement constitutes a Plan of Distribution adopted pursuant to Rule 12b-1 under the Act, it shall remain in effect as such, so as to authorize the use by each Fund of Its assets in the amounts and for the purposes set forth herein, notwithstanding the occurrence of an "assignment," as defined by the Act and the rules thereunder. To the extent it constitutes an agreement with INVESCO pursuant to a plan, it shall terminate automatically in the event of such"assignment". Upon a termination

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            of the agreement with INVESCO, the Funds may continue to make payments pursuant to the Plan only upon the approval of a new agreement under this Plan and Agreement, which may or may not be with INVESCO, or the adoption of other arrangements regarding the use of the amounts authorized to be paid by the Funds hereunder, by the Company's board of directors in accordance with the procedures set forth in paragraph 7 above.

      11. The Company shall preserve copies of this Plan and Agreement and all reports made pursuant to paragraph 6 hereof, together with minutes of all board of directors meetings at which the adoption, amendment or continuance of the Plan were considered (describing the factors considered and the basis for decision), for a period of not less than six years from the date of this Plan and Agreement, or any such reports or minutes, as the case may be, the first two years in an easily accessible place.

      12. This Plan and Agreement shall be construed in accordance with the laws of the State of Colorado and applicable provisions of the Act. To the extent the applicable laws of the State of Colorado, or any provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

            IN WITNESS WHEREOF, the partes hereto have executed and delivered this Plan and Agreement on the day and year first above written.

                           INVESCO INCOME FUNDS, INC.


                              By:/s/John M. Butler
                                 ----------------------------
                                   John M. Butler, President

ATTEST:/s/ Glen A. Payne
       --------------------------
           Glen A. Payne, Secretary

                            INVESCO FUNDS GROUP, INC.


                              By:/s/ Dan J. Hesser
                                 ----------------------------
                                    Dan J. Hesser, President

ATTEST: /s/ Glen A. Payne
        -------------------------
            Glen A. Payne, Secretary